Exhibit 99.1

Delta Apparel Announces 12% Second Quarter Sales Growth

Operating Income Expected to Double from Prior Year; Diluted EPS in Range of $0.58 - $0.60

GREENVILLE, S.C., April 20, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced preliminary sales and operating results for its 2021 fiscal second quarter ended April 3, 2021.

The Company expects net sales for its March quarter to be approximately $108 million, a 12% increase compared to prior year. The second quarter double-digit sales growth in both the Delta Group and Salt Life Group segments, coupled with margin expansion and controlled spending, is expected to result in operating income more than double the prior year March quarter, and diluted earnings per share in the range of $0.58 to $0.60 compared to $0.19 in the prior year period.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We continue to be very encouraged with the broad-based demand we are seeing for our products in the many markets we serve.  I am incredibly proud of our team’s hard work and dedication to service the demand from existing customers while building additional channels of distribution that should fuel further growth in the future. Our Activewear business had an outstanding quarter, led by over 40% growth versus prior year in our FunTees business shipping to major brands and retailers alike. Our DTG2Go digital print business saw a slower start to the quarter but gained momentum as the quarter progressed, with double-digit unit growth in the March period and the launch of several new customers during the month. Consumers continued to seek out the Salt Life brand across all channels with notable performance at our branded retail stores and e-commerce site, which grew over 175% and 40%, respectively, compared to last year. We are entering the season with the largest wholesale order book on record for Salt Life, showing the continued strength of the brand at retail.”

Humphrey’s further commented, “Delta Apparel’s strategic advantages, namely our vertically-integrated and innovative supply chain, diversified sales channels, and authentic brands, differentiate us in the market and we believe are the key reasons we are able to deliver such compelling top line and bottom line results for our stakeholders. Our manufacturing team has been ahead of schedule in increasing our production to record levels to service the demand we are seeing for our activewear and branded apparel. Although we remain inventory constrained in the near term, we are working diligently to serve our customers’ needs and ultimately rebuild our inventory levels for future opportunities.  We look forward to providing more information on our March quarter results and business outlook in early May.”

Full Financial Results for Second Quarter Fiscal 2021 on May 6, 2021

Final and complete financial results for the Company’s fiscal year 2021 second quarter ended April 3, 2021 will be released after the market close on May 6, 2021. At 4:30 p.m. ET on that day, the Company’s senior management will also hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 800-430-8332. If calling from outside the United States, please dial 323-289-6581. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 6, 2021. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 3070922.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; significant interruptions within our manufacturing or distribution facilities or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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Company Contact:

Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com